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                                                                    EXHIBIT 99.3











                                ROCK-TENN COMPANY

                        1993 EMPLOYEE STOCK PURCHASE PLAN
                             AS AMENDED AND RESTATED
                                    EFFECTIVE
                                 JANUARY 1, 1998



























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                                TABLE OF CONTENTS


Section                                                                    Page
-------                                                                    ----

ss. 1.   Purpose ........................................................    1

ss. 2.   Amendment and Restatement.......................................    1

ss.3.    Definitions ....................................................    1
         3.1      Account................................................    1
         3.2      Authorization..........................................    1
         3.3      Board..................................................    2
         3.4      Code...................................................    2
         3.5      Eligible Employee......................................    2
         3.6      Exercise Date..........................................    2
         3.7      Offering Period........................................    3
         3.8      Option Price...........................................    3
         3.9      Participant............................................    3
         3.10.    Participating Employer.................................    3
         3.11     Plan...................................................    4
         3.12     Plan Administrator.....................................    4
         3.13     Purchase Period........................................    4
         3.14     Rock-Tenn..............................................    4
         3.15     Share Limit............................................    4
         3.16     Stock..................................................    5
         3.17     Subsidiary.............................................    5

ss. 4.   Offerings.......................................................    5

ss. 5.   Stock Available for Options.....................................    5

ss. 6.   Administration..................................................    6

ss. 7.   Participation...................................................    6

ss.8.    Payroll Deductions..............................................    8
         (a)      Initial Authorization..................................    8
         (b)      Subsequent Authorization...............................    8
         (c)      Account Credits, General Assets and Taxes..............    9
         (d)      No Cash Payments.......................................    9



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
ss.9.     Granting of Option.............................................    9
          (a)      General Rule..........................................    9
          (b)      Statutory Limitation..................................   10
          (c)      Available Shares of Stock.............................   10

ss.10.    Exercise of Option.............................................   11
          (a)      General Rule..........................................   11
          (b)      Partial Exercise......................................   11
          (c)      Automatic Refund......................................   11

ss. 11.   Delivery.......................................................   11

ss. 12.   Voluntary Account Withdrawal...................................   12

ss. 13.   Termination of Employment......................................   13

ss. 14.   Transferability................................................   13

ss. 15.   Adjustment.....................................................   14

ss. 16.   Securities Registration........................................   14

ss. 17.   Amendment or Termination.......................................   15

ss. 18.   Notices........................................................   16

ss. 19.   Employment.....................................................   16

ss. 20.   Headings, References and Construction..........................   16




                                       ii

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ss. 1.   Purpose

         The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Rock-Tenn and each Subsidiary in the belief that such ownership will increase his or her interest in the success of Rock-Tenn and will provide an additional incentive for him or her to remain in the employ of Rock-Tenn or such Subsidiary. Rock-Tenn intends that this Plan constitute an "employee stock purchase plan" within the meaning of ss. 423 of the Code and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

ss. 2.   Amendment and Restatement

         This Plan was first effective as of January 1, 1994 and has been amended and restated effective as of January 1, 1998 primarily to increase the shares of Stock available for purchase from Rock-Tenn pursuant to the terms of this Plan.

ss. 3.   Definitions

         3.1. The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator (or its delegate) for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.

         3.2. The term Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator (or its delegate) before the end of an Offering Period in order to participate in this Plan for the related Purchase Period.

         3.3.     The term Board shall mean the Board of Directors of Rock-Tenn.

         3.4. The term Code shall mean the Internal Revenue Code of 1986, as amended.

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         3.5.     The term Eligible Employee shall mean each employee of
Rock-Tenn or a Subsidiary except--

                  (a) an employee who has been employed less than two years (within the meaning of the Code ss. 423(b)(4)(A)) by Rock-Tenn or such Subsidiary,

                  (b) an employee who customarily is employed (within the meaning of Code ss. 423(b)(4)(B)) 20 hours or less per week by Rock-Tenn or such Subsidiary,

                  (c) an employee who (after completing at least two years of employment as an employee of Rock-Tenn or such Subsidiary) customarily is employed (within the meaning of Code ss. 423(b)(4)(C)) for not more than 5 months in any calendar year by Rock-Tenn or such Subsidiary, and

                  (d) an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Rock-Tenn based on the rules set forth in ss. 423(b)(3) and ss. 424 of the Code.

         3.6. The term Exercise Date shall mean for each Purchase Period the last day of such Purchase Period.

         3.7. The term Offering Period shall mean a period which (1) shall be set by the Board or its delegate, (2) shall come before the related Purchase Period and (3) shall continue for no more than 30 days.

         3.8. The term Option Price shall mean for each Purchase Period the lesser of 85% of the average of the high and low sales prices for a share of Stock on the first day of such Purchase Period or 85% of the average of the high and low sales prices for a share of Stock on the last day of such Purchase Period, as such high and low prices are reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Plan Administrator (or its delegate) or, if the Plan Administrator (or its delegate) makes no such selection, as such prices are determined in good faith by the Plan Administrator (or its delegate); provided, if no such prices are so reported for any such day, the average of the high and low sales prices for such day shall be deemed to be the average of the high and low sales prices for a share of Stock which was so reported on the most recent day before such day.

         3.9. The term Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in ss. 7 of this Plan for such Purchase Period.

         3.10. The term Participating Employer shall for each Participant, as of any date, mean Rock-Tenn or a Subsidiary, whichever employs such Participant as of such date.

         3.11. The term Plan shall mean this Rock-Tenn Company 1993 Employee Stock Purchase Plan as amended and restated effective as of January 1, 1998 and as thereafter amended from time to time.

         3.12. The term Plan Administrator shall mean the person or persons appointed by the Board to administer this Plan.

         3.13. The term Purchase Period shall mean a 3 month period which shall begin on a date (within the 15 day period which immediately follows the end of the related Offering Period) set by the Board or its delegate on or before the beginning of the related Offering Period.

         3.14. The term Rock-Tenn shall mean Rock-Tenn Company, a corporation incorporated under the laws of the State of Georgia, and any successor to Rock-Tenn.

         3.15. The term Share Limit shall mean for each Purchase Period a number of shares of Stock (including a fractional share of Stock) determined by the Plan Administrator (or its delegate) by dividing $5,312.50 by 85% of the average of the high


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and low sales prices for a share of Stock on the first day of such Purchase
Period as such high and low prices are reported in The Wall Street Journal or any successor to The Wall Street Journal or, if there is no successor, any similar trade publication selected by the Plan Administrator (or its delegate) or, if the Plan Administrator (or its delegate) makes no such selection, as such prices are determined in good faith by the Plan Administrator (or its delegate); provided, if no such prices are so reported for any such day, the average of the high and the low sales prices for such day shall be deemed to be the average of the high and the low sales prices for a share of Stock which was so reported on the most recent day before such day.

         3.16. The term Stock shall mean the $0.01 par value Class A Common Stock of Rock-Tenn.

         3.17. The term Subsidiary shall mean each corporation (1) which is in an unbroken chain of corporations beginning with Rock-Tenn in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (2) which the Plan Administrator (or its delegate) has designated as eligible to participate in this Plan.

ss. 4.   Offerings

         Options to purchase shares of Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Plan Administrator (or its delegate); provided, however, there shall be no more than one Offering Period in effect at any time and no more than one Purchase Period in effect at any time.

ss. 5.   Stock Available for Options

         There shall be 1,260,000 shares of Stock available under this Plan, 600,000 shares of Stock of which shall be attributable to this Plan as in effect on December 31,


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1997. Such shares of Stock shall be available for purchase from Rock-Tenn upon the exercise of options granted under ss. 9 of this Plan, and any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available under this Plan.

ss. 6.   Administration

         The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

ss. 7.   Participation

         Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if

                  (1) he or she properly completes in writing and files an Authorization with the Plan Administrator (or its delegate) on or before the last day of such Offering Period to purchase shares of Stock pursuant to the option granted under ss. 9, and

                  (2) his or her employment as an Eligible Employee continues throughout the period which begins on the first day of such Offering Period and ends on the first day of the related Purchase Period, and his or her employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between Rock-Tenn and any Subsidiary or between one Subsidiary and another Subsidiary.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator (or its delegate) in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with ss. 9) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under ss. 9 and whether he or she desires such Authorization to remain in effect for one or more than one Purchase Period. A Participant's status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under ss. 12 or ss. 13 or the purchases and distributions contemplated under ss. 10 with respect to his or her Account have been completed, whichever comes first.

ss. 8.   Payroll Deductions

         (a) Initial Authorization. Each Participant's Authorization made under ss. 7 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer's standard payroll policies and practices) during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under ss. 9, provided

                  (1) the total of such dollar amount shall not be less than $15.00 if such Participant is on a Participating Employer's weekly payroll or the equivalent of such figure if such Participant is on any other payroll, provided that the aggregate amount deducted from his or her compensation during any Purchase Period shall not be less than $195 and such Participating Employer shall make adjustments to amounts deducted from a Participant's compensation in any pay period to the extent necessary to comply with this restriction; and

                  (2) the total of such dollar amount shall not be more than $5,312.50 (or such lower amount as is set from time to time by the Plan Administrator (or its delegate)).

         (b) Subsequent Authorization. A Participant shall have the right to make one amendment to an Authorization after the end of an Offering Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator (or its delegate) actually receives such amended Authorization.

         (c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Rock-Tenn, by Rock-Tenn's agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator (or its delegate)) as part of the general assets of Rock-Tenn or any such Subsidiary, and each Participant's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. Rock-Tenn, Rock-Tenn's agent or such Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

         (d) No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this ss. 8.

ss. 9.   Granting of Option

         (a) General Rule. Subject to ss. 9(b) and ss. 9(c), each person who is a Participant for a Purchase Period automatically shall be granted by operation of this Plan an option as of the first day of such Purchase Period to purchase the number of shares of Stock (including any fractional share of Stock) equal to the Share Limit as determined by the Plan Administrator (or its delegate) for such Purchase Period. Each such option shall be exercisable only in accordance with the terms of this Plan.

         (b) Statutory Limitation. No option granted by operation of this Plan to any Eligible Employee under ss. 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of ss. 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of ss. 423 of the Code) of Rock-Tenn and any of its subsidiaries (within the meaning of ss. 424(f) of the Code) to accrue (within the meaning of ss. 423(b)(8) of the
Code) at a rate which exceeds $25,000 of the fair market value of such Stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

         (c) Available Shares of Stock. If the number of shares of Stock available for purchase for any Purchase Period is insufficient to cover the number of shares which Participants have elected to purchase through effective Authorizations, then each Participant's option to purchase shares of Stock for such Purchase Period shall be reduced to the number of shares of Stock (including any fractional share) which the Plan Administrator (or its delegate) shall determine by multiplying the number of shares of Stock available for options for such Purchase Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under ss. 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under ss. 9(a) if sufficient shares were available.

ss. 10.  Exercise of Option

         (a) General Rule. Unless a Participant files an amended Authorization under ss. 10(b) or ss. 12 on or before the Exercise Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised automatically on such Exercise Date for the purchase of as many shares of Stock (including any fractional share) subject to such option as the balance credited to his or her Account as of that date will purchase at the Option Price for such shares of Stock if he or she also is an Eligible Employee on such Exercise Date.

         (b) Partial Exercise. A Participant may file an amended Authorization under this ss. 10 with the Plan Administrator (or its delegate) on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her option with respect to a specific dollar amount (which is less than the aggregate amount of payroll deductions made by such Participant pursuant to ss. 8), and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Exercise Date.

         (c) Automatic Refund. If a Participant's Account has a remaining balance after his or her option has been exercised as of an Exercise Date under this ss. 10, such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date.

ss. 11.  Delivery

         A stock certificate representing any shares of Stock purchased upon the exercise of an option under this Plan shall be held for, or at the Participant's direction and expense, delivered to the Participant and shall be registered in
(1) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator (or its delegate) on or before the Exercise Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship; provided, however, Rock-Tenn shall not have any obligation to deliver a certificate to a Participant which represents a fractional share of Stock. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person or have been transferred to an account for such person at a broker-dealer designated by the Plan Administrator (or its delegate).

ss. 12.  Voluntary Account Withdrawal

         A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator (or its delegate) on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period. If a Participant dies on or before an Exercise Date and the Plan Administrator (or its delegate) has timely notice of his or her death, the Plan Administrator (or its delegate) shall deem such Participant to have elected to withdraw the entire balance credited to his or her Account under this ss. 12.

ss. 13.  Termination of Employment

         If a Participant's employment as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever, his or her Account shall be distributed as soon as practicable as if he or she had elected to withdraw his or her Account in cash under ss. 12 immediately before the date his or her employment had so terminated. However, if a Participant is transferred directly between Rock-Tenn and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer.

ss. 14.  Transferability

         Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator (or its delegate) in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with ss. 12.

ss. 15.  Adjustment

         The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related Option Price and the number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Rock-Tenn, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of ss. 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Prices in the event of any corporate transaction described in ss. 424(a) of the Code. Any such adjustment under this ss. 15 may create fractional shares of Stock or a right to acquire a fractional share. An adjustment made under this ss. 15 by the Board shall be conclusive and binding on all affected persons.

ss. 16.  Securities Registration

         If Rock-Tenn shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Rock-Tenn shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, Rock-Tenn whenever required shall register shares of Stock for which such option is exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national stock exchange of such shares, all at the expense of Rock-Tenn.

ss. 17.  Amendment or Termination

         This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with, ss. 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of Rock-Tenn's shareholders to the extent such approval is required under ss. 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the security holder approval requirements under Rule

16b-3 under the Securities Exchange Act of 1934, as amended. However, no provision of this Plan shall be amended more than once every 6 months if amending such provision more frequently would result in the loss of an exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless
(1) each Participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the Exercise Date for the related Purchase Period or (3) the Board acting in good faith deems that such action is required under applicable law.

ss. 18.  Notices

         All Authorizations and other communications from a Participant to the Plan Administrator (or its delegate) under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator (or its delegate) when actually received in the form specified by the Plan Administrator (or its delegate) at the location, or by the person, designated by the Plan Administrator (or its delegate) for the receipt of such Authorizations and communications.

ss. 19.  Employment

         No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Rock-Tenn or any subsidiary of Rock-Tenn, including a Subsidiary. Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

ss. 20.  Headings, References and Construction

         The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (ss.) in this Plan shall be to sections (ss.) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

         This amended and restated Plan has been executed and shall be effective as of January 1, 1998.

                                     ROCK-TENN COMPANY

                                     By:
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                                     Title:
                                            ------------------------------